EXHIBIT 5.1

LAW OFFICE OF GARY A. AGRON
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone:  (303) 770-7254
Facsimile:  (303) 770-7257

June 11, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:           XELR8 Holdings, Inc.

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed by XELR8 Holdings, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable under Colorado law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

Very truly yours,

/s/ Gary A. Agron
Law Office of Gary A. Agron